EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-278195) and Form S-8 (No. 333-278114, No. 333-235574, No. 333-219447, No. 333-188995, No. 333-167530, No. 333-165782, No. 333-158108, No. 333-151335, No. 333-141989, No. 333-135147, No. 333-123820, and No. 333-114051) of Ultra Clean Holdings, Inc., (the “Company”), of our report dated March 6, 2024, except for Note 16 to the consolidated financial statements, as to which the date is February 25, 2025, relating to the 2023 and 2022 consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 27, 2024.

/s/ Moss Adams LLP

San Francisco, California
February 25, 2025